Exhibit 1.2

Articles of Incorporation

of

Earlyworks Co., Ltd.

(Translation)

Chapter 1. General Provisions

Article 1. Name of the Company

The name of the Company shall be “Kabushiki Kaishya Earlyworks.” It shall be written in English as “Earlyworks Co., Ltd.”

Article 2. Objectives of the Company

The purpose of the Company shall be to engage in the following businesses:

(i)	business related to contracting, development and maintenance of systems;

(ii)	construction and consulting business related to IT systems;

(iii)	planning, development and sales of computer systems and software;

(iv)	planning, production, and advertising agency business for advertising and publicity, as well as consulting related thereto;

(v)	planning and production of illustrations, graphic design and computer graphics

(vi)	acquisition, holding, management and sale of securities;

(vii)	management consulting for beauty salons, chiropractic clinics, personal gym offices and other stores

(viii)	sales of content, assets, etc. using blockchain technology; or

(ix)	any and all businesses incidental to the above items.

Article 3. Location of Head Office

The head office of the Company shall be located in Taito-ku, Tokyo.

Article 4. Organizational Bodies

The Company shall have the following organizational bodies in addition to the General Meeting of Shareholders and Directors:

(i)	Board of Directors;

(ii)	Company Auditors; and

(iii)	Board of Company Auditors.

Article 5. Method of Public Notices

Public notices by the Company shall be issued electronically; provided, however, that if, owing to accident or any other unavoidable reason, it is not possible to issue public notices electronically, they shall be inserted in the Nihon Keizai Shimbun.

Chapter 2. Shares

Article 6. Total Number of Shares

The total number of shares authorized to be issued by the Company shall be 55,300,000 shares.

Article 7. Acquisition of Treasury Shares

The Company may purchase treasury shares based on a resolution of its Board of Directors pursuant to Article 165, Paragraph 2 of the Companies Act.

Article 8. Share Certificate

(1)	The Company issues share certificates relating to its shares.

(2)	The share certificates of the Company shall be issued in the following 5 denominations: 1, 100, 1,000, 10,000 and 100,000 shares.

Article 9. Transfer Agent

(1)	The Company shall have a transfer agent.

(2)	The transfer agent and its office at which the Company shares are handled shall be determined by the Board of Directors.

(3)	Maintaining and custody of the register of shareholders and the original register of Stock Acquisition Rights of the Company shall be entrusted to the transfer agent and the Company shall not implement these activities.

Article 10. Handling of Shares

Unless otherwise provided by laws or ordinances or in these Articles of Incorporations, the procedures and the fees in connection with the handling of shares of the Company shall be governed by the Share Handling Regulations.

Chapter 3. General Meeting of Shareholders

Article 11. Convening of General Meeting of Shareholders

An ordinary General Meeting of Shareholders shall be convened within 3 months from the last day of each fiscal year, and an extraordinary General Meeting of Shareholders shall be convened from time to time, whenever necessary.

Article 12. Record Date

The shareholders who are entitled to exercise shareholders’ rights at an Ordinary General Meeting of Shareholders for settlement of accounts for each business year shall be those entered or recorded on the final shareholder registry as of April 30 of each year.

Article 13. Convener and Chairperson of the General Meeting of Shareholders

(1)	The President and Chief Executive Officer shall act as the convener and assume chairmanship of a General Meeting of Shareholders.

(2)	In case the President and Chief Executive Officer is prevented by unavoidable circumstances from so acting or in case the post of the Chairman of the Board of Directors is vacant, a surrogate shall act as convener and chairman according to the order as decided by the Board of Directors.

Article 14. Measures, etc. for Providing Information in Electronic Format

When the Company convenes a General Meeting of Shareholders, it shall take measures for providing information that constitutes the content of reference materials for the General Meeting of Shareholders, etc. in electronic format. Among items for which the measures for providing information in electronic format will be taken, the Company may exclude all or some of those items designated by the Ministry of Justice Order from statements in the paper-based documents to be delivered to shareholders who requested the delivery of paper-based documents by the record date of voting rights.

Article 15. Method of Resolution

(1)	Except where otherwise provided for by laws and regulations or these Articles of Incorporation, resolutions at General Meeting of Shareholders shall be adopted by a majority vote of the shareholders present who hold the exercisable voting rights.

(2)	The quorum for a General Meeting of Shareholders to adopt resolutions as provided for in Article 309, Paragraph 2 of the Companies Act require the presence of shareholders representing 1/3 of the exercisable voting rights, and such resolutions shall be adopted by 2/3 vote of the shareholders present.

Article 16. Exercise of Voting Right by Proxy

(1)	A shareholder may exercise voting rights by a proxy who is also a shareholder of the Company with voting rights.

(2)	When voting under the provisions of the preceding paragraph, the shareholder or the proxy shall submit documentation certifying the concerned proxy rights to the Company for each General Meeting of Shareholders.

Article 17. Minutes

A minutes shall be prepared in writing or by an electronic or magnetic record with respect to the business of a shareholders meeting pursuant to the provisions of the Companies Act.

Chapter 4. Directors and Board of Directors

Article 18. Number

The number of the Directors of the Company shall be 10 Directors or less.

Article 19. Election

(1)	Directors shall be elected at a General Meeting of Shareholders

(2)	Directors shall be elected by a majority vote of the shareholders present and holding at least 1/3 of all shareholders’ voting rights.

(3)	The election of Directors shall not be made by cumulative voting.

Article 20. Term of Office

(1)	The term of office of a Director shall expire at the conclusion of the Ordinary General Meeting of Shareholders for the last business year that ends within 2 years were elected.

(2)	The term of office of a Director who is elected as substitute for a Director who retired before expiry of its term of office shall expire by the time when the term of office of the retired Director expires. The terms of office of a Director who is elected with increasing the number of Directors shall expire by the time when the term of office of the other Director(s) expires.

Article 21. Representative Director and Executive Director

(1)	By resolution of the Board of Directors, Representative Directors shall be elected.

(2)	The Board of Directors may appoint the Chairperson of the Board of Directors and the President of the Company, some Executive Deputy President(s), Senior Managing Director(s) and Managing Director(s) by resolution.

Article 22. Convening of Meeting of the Board of Directors

(1)	The President of the Company shall convene a meeting of the Board of Directors and shall assume its chairmanship.

(2)	In case, however, the President of the Company is prevented by unavoidable circumstances from so acting, or in case the post of the Chairman of the Board of Directors is vacant, a surrogate shall act as convener and chairman, according to the order as decided by the Board of Directors.

Article 23. Notice Convening Meetings

(1)	A notice convening Meetings of the Board of Directors shall be dispatched to each Director at least 3 days prior to the date of the meeting. In the event of an urgency, however, this period may be shortened.

(2)	In the event that all Directors and Company Auditors have given consent, the notice provided for in the preceding paragraph may be omitted.

Article 24. Method of Resolution

(1)	All resolutions of the Board of Directors shall be adopted at a meeting of the Board of Directors at which a majority of the Directors are present by a majority of the Directors present.

Article 25. Omission of Adoption of Resolutions

The Company may deem the Board of Directors to have adopted a resolution on the said issue pursuant to Article 370 of the Companies Act.

Article 26. Minutes

Minutes shall be prepared with respect to the business of the board of Directors meeting pursuant to the provisions of the Companies Act. The Directors and Company Auditors present at the meeting shall sign or affix the names and seals to it.

Article 27. Board of Directors Regulations

In addition to the case where otherwise provided for by laws and regulations and in these Articles of Incorporation, matters regarding the Board of Directors shall be governed by the Board of Directors Regulations established by the Board of Directors.

Article 28. Remuneration for Directors

Remuneration for Directors and other financial benefits received from the Company as a consideration for the execution of the duties shall be decided by resolution of a General Meeting of Shareholders.

Article 29. Limitation of Liability of Directors

(1)	In accordance with the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may, by resolution of the Board of Directors, exempt any Director (including any former Director) from the liability to the extent permitted by laws and regulations.

(2)	In accordance with the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with a Director (excluding an Executive Director, etc.) to limit the liability, provided that the amount of the liability limitation under said agreement is the minimum liability amount provided for by the Companies Act.

Chapter 5. Company Auditors and Board of Company Auditors

Article 30. Number

The number of Company Auditors of the Company shall be 5 Auditors or less.

Article 31. Election

(1)	Company Auditors shall be elected at a General Meeting of Shareholders

(2)	Company Auditors shall be elected by a majority vote of the shareholders present and holding at least 1/3 of all shareholders’ voting rights.

Article 32. Term of Office

(1)	The term of office of a Company Auditor shall expire at the conclusion of the Ordinary General Meeting of Shareholders for the last business year that ends within 4 years were elected.

(2)	The term of office of a Company Auditor who is elected as substitute for a Company Auditor who retired before expiry of its term of office shall expire by the time when the term of office of the retired Company Auditor expires.

Article 33. Full-time Company Auditor

Full-time Company Auditor shall be elected by the Board of Company Auditors from among Company Auditors

Article 34. Convening of Meeting of Board of Company Auditors

(1)	Each of Company Auditors shall be notified of a meeting of the Board of the Company Auditors at least 3 days before the date set for such meeting. In the event of an urgency, however, this period may be shortened.

(2)	In the event that all Company Auditors have given consent, the notice may be omitted.

Article 35. Method of Resolution

Except where otherwise provided for by laws and regulations, a resolution of the Board of Company Auditors shall be adopted by a majority of the Company Auditors present.

Article 36. Minutes

Minutes shall be prepared with respect to the business of the Board of Company Auditors meeting pursuant to the provisions of the Companies Act. The Company Auditors present at the meeting shall sign or affix the names and seals to it.

Article 37. Board of Company Auditors Regulations

In addition to the case where otherwise provided for by laws and regulations and in these Articles of Incorporation, matters regarding the Board of Company Auditors shall be governed by the Board of Company Auditors Regulations established by the Board of Company Auditors.

Article 38. Remuneration for Company Auditors

Remuneration for Company Auditors and other financial benefits received from the Company as a consideration for the execution of the duties shall be decided by resolution of a General Meeting of Shareholders.

Article 39. Limitation of Liability of Company Auditors

(1)	In accordance with the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may, by resolution of the Board of Directors, exempt any Company Auditor from the liability to the extent permitted by laws and regulations.

(2)	In accordance with the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with a Company Auditor to limit the liability, provided that the amount of the liability limitation under said agreement is the minimum liability amount provided for by the Companies Act.

Chapter 6. Accounts

Article 40. Business Year

The business year of the Company shall begin on May 1 of each year and end on April 30 of the following year.

Article 41. Record Date for Dividend Payment from Surplus, etc

(1)	The Company may distribute dividends from surplus to shareholders or registered stock pledgees whose names have been entered or recorded in the final shareholder registry as of April 30 of each year.

(2)	In addition to the arrangement in the preceding paragraph, the Company may distribute dividends from surplus to those shareholders or pledgees who are entered or recorded in the register of shareholders as of the record date decided by the Board of Directors.

Article 42. Record Date for Interim Dividends

The Company may, by a resolution of the Board of Directors, distribute interim dividends to those shareholders or pledgees who are entered or recorded in the register of shareholders as of the close of business on October 30 of each year.

Article 43. Period of Exclusion of Payment of Dividends and Interim Dividends

If dividends or interim dividends are not received within three (3) full years from the date of commencement of payment thereof, the Company shall be relieved of the obligation to pay such dividends or interim dividends.

(Changes)

Enforced on April 11, 2018

Partially amended and enforced on

May 1, 2018

May 14, 2018

October 1, 2018

July 1, 2019

October 28, 2019

July 28, 2020

July 29, 2021

October 25, 2021

May 6, 2022

July 28, 2022

June 22, 2023